Exhibit 3.1 - Amendment to Section 2.3(a) and Section 2.3(c) of Amended and Restated Bylaws of Texas Capital Bancshares, Inc.

Section 2.3 Special Meetings.

(a) Power to Call Special Meeting. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or the Certificate of Incorporation of the Corporation then in effect (the “Certificate of Incorporation”), may be called by the Chairman of the Board or the Chief Executive Officer, and shall be called by the Chief Executive Officer, the President or the Secretary at the request in writing of a majority of the total number of authorized directors (without regard as to whether there exist any vacancies in previously authorized director positions at the time of such request), or at the request in writing of stockholders of record owning at least 10% of all shares issued and outstanding and entitled to vote at such meeting, based upon the Corporation’s most recent public report of the number of issued and outstanding shares.

(c) Required Form of Special Meeting Request. To be in a proper form, a Special Meeting Request must: . . . (v) contain the following information: . . .

d. documentary evidence that the Requesting Stockholders had ownership of at least 10% of all shares issued and outstanding and entitled to vote at such meeting, based upon the Corporation’s most recent public report of the number of issued and outstanding shares (the "Requisite Percentage"), as of the date of delivery of the Special Meeting Request to the Secretary; provided, however, that if any of the Requesting Stockholders are not the beneficial owners of the shares representing the Requisite Percentage, then to be valid, the Special Meeting Request must also include documentary evidence (or, if not simultaneously provided with the Special Meeting Request, such documentary evidence must be delivered to the Secretary within ten days after the date of delivery of the Special Meeting Request to the Secretary) that the beneficial owners on whose behalf the Special Meeting Request is made had, together with any Requesting Stockholders who are beneficial owners, stock ownership of the Requisite Percentage as of the date of delivery of such Special Meeting Request to the Secretary; . . .